Exhibit 99.1

BRE Properties Declares Common and Preferred Dividends

          SAN FRANCISCO, Aug. 7 /PRNewswire-FirstCall/ -- BRE PROPERTIES, INC. (NYSE: BRE) today announced its board of directors approved regular common and preferred stock dividends for the quarter ending September 30, 2006. All common and preferred dividends will be payable on Friday, September 29, 2006 to shareholders of record on Friday, September 15, 2006.

          The quarterly common dividend payment of $0.5125 is equivalent to $2.05 per common share on an annualized basis, and represents a yield of approximately 3.4% on Friday’s closing price of $60.17 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

          The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

          About BRE

          BRE Properties -- a real estate investment trust -- develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 78 apartment communities totaling 21,978 units in California, Arizona and Washington. The company currently has 10 other properties in various stages of development and construction, totaling 2,701 units, and joint venture interests in nine additional apartment communities, totaling 2,661 units. As of 6/30/06.

SOURCE  BRE Properties, Inc.
          -0-                                              08/07/2006
     /CONTACT:  investors, Edward F. Lange, Jr., +1-415-445-6559, or media, Thomas E. Mierzwinski, +1-415-445-6525, both for BRE Properties/
     /Web site:  http://www.breproperties.com/
     (BRE)